Exhibit 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Net Income of $3.3 Million or $0.69 per Diluted Share

Adjusted Net Income of $4.0 Million or $0.80 per Diluted Share

Philadelphia and New York, August 7, 2020 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its second quarter ended June 30, 2020.

Summary Operating Results

	Three Months Ended
($ in thousands)	6/30/20	3/31/20	6/30/19
Total revenues	$24,119	$17,770	$11,169
Compensation and benefits	11,324	14,134	6,432
Non-compensation operating expenses, excluding goodwill impairment	4,869	5,198	4,219
Goodwill impairment	-	7,883	-
Operating income	7,926	(9,445)	518
Interest expense, net	(3,081)	(2,605)	(1,939)
Income (loss) from equity method affiliates	(1,233)	(107)	(248)
Income (loss) before income tax expense (benefit)	3,612	(12,157)	(1,669)
Income tax expense (benefit)	343	(372)	(641)
Net income (loss)	3,269	(11,785)	(1,028)
Less: Net income (loss) attributable to the noncontrolling interest	2,368	(8,683)	(618)
Net income (loss) attributable to Cohen & Company Inc.	$901	$(3,102)	$(410)
Fully diluted net income (loss) per share	$0.69	$(2.70)	$(0.36)

Adjusted net income (loss)	$4,009	$(3,742)	$(900)
Fully diluted adjusted net income (loss) per share	$0.80	$(0.95)	$(0.54)

•	Net income was $3.3 million, or $0.69 per diluted share, for the three months ended June 30, 2020, compared to net loss of ($11.8) million, or ($2.70) per diluted share, for the three months ended March 31, 2020, and net loss of ($1.0) million, or ($0.36) per diluted share, for the three months ended June 30, 2019. Adjusted net income was $4.0 million, or $0.80 per diluted share, for the three months ended June 30, 2020, compared to adjusted net loss of ($3.7) million, or ($0.95) per diluted share, for the three months ended March 31, 2020, and adjusted net loss of ($0.9) million, or ($0.54) per diluted share, for the three months ended June 30, 2019. Adjusted net income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

•	Revenues during the three months ended June 30, 2020 increased $6.3 million from the prior quarter and $13.0 million from the prior year quarter.

o	The increase from the prior quarter was comprised primarily of (i) an increase of $1.4 million in net trading revenue primarily from increased revenue in the Company’s Gestation repo and Muni trading groups and (ii) an increase of $4.9 million in principal transactions revenue related to mark-to-market gains on the Company’s principal investment portfolio.
o	The increase from the prior year quarter was comprised primarily of (i) an increase of $11.3 million in net trading revenue primarily from increased revenue in the Company’s GCF repo and Gestation repo businesses, as well as increased revenue from the Company’s corporate group, and (ii) an increase of $1.7 million in principal transactions related to mark-to-market gains on the Company’s principal investment portfolio.

•	Compensation and benefits expense as a percentage of revenue was 47% for the three months ended June 30, 2020, compared to 80% for the three months ended March 31, 2020 and 58% for the three months ended June 30, 2019. During the quarter ended March 31, 2020, the Company’s variable compensation structure had an outsized unfavorable impact on results due to the significant negative revenue recorded from realized and unrealized losses in certain trading books and from principal transactions with no meaningful corresponding reduction in variable compensation to offset the negative revenue. The number of Company employees was 94 as of June 30, 2020, compared to 95 as of March 31, 2020, and 90 as of June 30, 2019.

•	Non-compensation operating expenses excluding goodwill impairment during the three months ended June 30, 2020 decreased $0.3 million from the prior quarter and increased $0.7 million from the prior year quarter. The decrease from the prior quarter was primarily due to lower professional fees and business development expenses. The increase from the prior year quarter was primarily due to increased net trading revenue-driven clearing and execution costs and professional fees in the current quarter.

•	A non-cash goodwill impairment charge of $7.9 million was recognized during the three months ended March 31, 2020, after the Company performed an impairment test of goodwill attributable to its wholly owned subsidiary, J.V.B. Financial Group, LLC. The Company has no goodwill attributable to J.V.B. Financial Group, LLC after this impairment.

•	Interest expense during the three months ended June 30, 2020 increased $0.5 million from the prior quarter and $1.1 million from the prior year quarter. The changes in quarterly interest expense are primarily driven by fluctuations in interest on redeemable financial instruments, which are driven by certain Company groups’ revenues and profits.

•	Loss from equity method affiliates during the three months ended June 30, 2020 increased $1.1 million from the prior quarter and $1.0 million from the prior year quarter. The increase in loss from equity method affiliates was primarily related to expenses incurred by the Company-sponsored Insurance Acquisition Corp. (Nasdaq: INSU) (the “Insurance SPAC”), a blank check company seeking to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

•	As of June 30, 2020, total equity was $40.4 million, compared to $48.8 million as of December 31, 2019.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with our second quarter results, and extremely excited about the development of some of our longer term strategic initiatives across our SPAC franchise, as well as our broker dealer and asset management businesses. We are active in the multiple aspects of the SPAC market, including as a sponsor, asset manager and investor. Our company-sponsored Insurance SPAC, Insurance Acquisition Corp, entered into a merger agreement with Shift Technologies, Inc., and we are now also the sponsor of a second special purpose acquisition company, which intends to raise $175 million in an initial public offering of its units.”

Brafman continued, “Our Vellar Funds, which focus on investing in SPAC opportunities, raised additional capital during the quarter. Cohen’s involvement in the SPAC market both as a sponsor and as an asset manager has given the firm access to unique investment opportunities, one of which drove the revenue in our principal investing segment this period. We have a long history in the SPAC space, and we intend to continue building our SPAC franchise and capitalizing on opportunities in the space.

“On the broker dealer side, we continue to grow our mortgage complex, specifically our gestation repo business, where our balances increased to $2.3 billion by the end of the quarter. Our European investment advisory subsidiary successfully launched another series of closed-end investment vehicles with total commitments in excess of €375 million.”

Brafman concluded, “I am proud of our company’s ability to drive our initiatives forward while navigating this uniquely challenging environment. We are optimistic that the strategic investments we have made in these businesses will continue to pay off, and we remain committed to executing on our objectives, with a continued focus on enhancing stockholder value.”

Insurance Acquisition Corp. Enters into Merger Agreement

On June 29, 2020, Cohen & Company-sponsored Insurance Acquisition Corporation (Nasdaq: INSU) (“Insurance SPAC”) entered into an Agreement and Plan of Merger with IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Insurance SPAC (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (“Shift”). The Agreement and Plan of Merger provides for, among other things, the acquisition of Shift by Insurance SPAC pursuant to the proposed merger of Merger Sub with and into Shift with Shift continuing as the surviving entity and a direct wholly owned subsidiary of Insurance SPAC (the “Merger”). Upon a closing of the Merger, the Company expects that its consolidated subsidiaries, Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC (collectively, the “Sponsor Entities”), of which the Company is the manager and a member, would collectively retain an aggregate of 375,000 placement shares as well as between 4,000,000 and 4,500,000 founder shares (collectively, the “Sponsor Shares”) of Insurance SPAC. In the event that the Merger is consummated, the Company currently expects that 253,000 of the placement shares and between 2,200,000 and 2,500,000 of the founder shares would be distributed to the non-controlling interests of the Sponsor Entities, with the Company retaining the balance of the placement shares and the founder shares. Additional details regarding the merger transaction are available in the Company’s filings with the Securities and Exchange Commission (“SEC”).

SPAC Sponsorship

In addition to the Insurance SPAC, Cohen & Company is the sponsor of a second special purpose acquisition company (“SPAC II”). SPAC II will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses that provides insurance or insurance related services but will not be required to complete a business combination with an insurance business. In July 2020, SPAC II filed a registration statement with the SEC with the intent to raise $175 million.

Successful Launch of €375 Million PriDe III Funds

On July 20, 2020, the Company announced that Cohen & Company Financial (Europe) Limited (“CCFEL”), an investment advisory subsidiary of Cohen & Company Inc., successfully closed a series of closed-end investment vehicles with total commitments in excess of €375 million (collectively referred to as “PriDe III Funds” or “PriDe III”). PriDe III is the latest series of funds advised by CCFEL (the “PriDe Program”) that focus on investing in Tier II capital instruments issued by small and mid-size insurance companies that have limited access to capital markets. The PriDe Program enables insurers to enhance their regulatory capital ratios, fund acquisitions or internal growth, reduce reinsurance costs and/or lower their weighted average cost of capital.

This launch continues the Company’s strong track record as a leading investment specialist in the insurance market, having deployed, through various funds managed or advised by its subsidiaries, over $4.3 billion in more than 200 insurance companies worldwide. In Europe alone, this represents €1.4 billion in 64 insurance companies located in 18 different countries.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET) to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), with participant pass code 2776918, or request the Cohen & Company earnings call. A replay of the call will be available for one week following the call by dialing (800) 585-8367 or (404) 537-3406, participant pass code 2776918.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2020, the Company managed approximately $2.6 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of June 30, 2020, 78.2% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the possibility that the Merger between Merger Sub and Shift will not be consummated, (n) the possibility that SPAC II does not successfully consummate a business combination or an initial public offering of its units, and (m) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/20	3/31/20	6/30/19	6/30/20	6/30/19
Revenues
Net trading	$20,006	$18,561	$8,670	$38,567	$17,394
Net interest income - Repo / Rev Repo
Asset management	1,692	1,615	1,745	3,307	3,747
New issue and advisory	-	-	-	-	-
Principal transactions	2,304	(2,598)	585	(294)	935
Other revenue	117	192	169	309	233
Total revenues	24,119	17,770	11,169	41,889	22,309
Operating expenses
Compensation and benefits	11,324	14,134	6,432	25,458	12,796
Business development, occupancy, equipment	640	756	895	1,396	1,706
Subscriptions, clearing, and execution	2,548	2,580	2,056	5,128	4,329
Professional services and other operating	1,597	1,782	1,190	3,379	2,869
Depreciation and amortization	84	80	78	164	159
Impairment of goodwill	-	7,883	-	7,883	-
Total operating expenses	16,193	27,215	10,651	43,408	21,859
Operating income (loss)	7,926	(9,445)	518	(1,519)	450
Non-operating income (expense)
Interest expense, net	(3,081)	(2,605)	(1,939)	(5,686)	(3,793)
Other non-operating income (expense)
Gain on repurchase of debt
Income (loss) from equity method affiliates	(1,233)	(107)	(248)	(1,340)	(256)
Income (loss) before income tax expense (benefit)	3,612	(12,157)	(1,669)	(8,545)	(3,599)
Income tax expense (benefit)	343	(372)	(641)	(29)	(747)
Net income (loss)	3,269	(11,785)	(1,028)	(8,516)	(2,852)
Less: Net income (loss) attributable to the noncontrolling interest	2,368	(8,683)	(618)	(6,315)	(1,240)
Net income (loss) attributable to Cohen & Company Inc.	$901	$(3,102)	$(410)	$(2,201)	$(1,612)
Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$901	$(3,102)	$(410)	$(2,201)	$(1,612)
Basic shares outstanding	1,160	1,147	1,144	1,154	1,139
Net income (loss) attributable to Cohen & Company Inc. per share	$0.78	$(2.70)	$(0.36)	$(1.91)	$(1.42)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$901	$(3,102)	$(410)	$(2,201)	$(1,612)
Net income (loss) attributable to the convertible noncontrolling interest	3,107	(8,523)	(491)	(5,416)	(1,109)
Net interest attributable to convertible debt	373	-	-	-	-
Income tax and conversion adjustment	(930)	966	298	29	351
Enterprise net income (loss)	$3,451	$(10,659)	$(603)	$(7,588)	$(2,370)
Basic shares outstanding	1,160	1,147	1,144	1,154	1,139
Unrestricted Operating LLC membership units exchangeable into COHN shares	2,803	2,794	532	2,798	532
Additional dilutive shares	1,057	-	-	-	-
Fully diluted shares outstanding	5,020	3,941	1,676	3,952	1,671
Fully diluted net income (loss) per share	$0.69	$(2.70)	$(0.36)	$(1.92)	$(1.42)

Reconciliation of adjusted net income (loss) to net income (loss) and calculations of per share amounts
Net income (loss)	$3,269	$(11,785)	$(1,028)	$(8,516)	$(2,852)
Impairment of goodwill	-	7,883	-	7,883	-
Noncontrolling interest share of the equity method loss from Insurance SPAC	740	160	128	900	132
Adjusted net income (loss)	$4,009	$(3,742)	$(900)	$267	$(2,720)

Fully diluted shares outstanding	5,020	3,941	1,676	3,952	1,671
Fully diluted adjusted net income (loss) per share	$0.80	$(0.95)	$(0.54)	$0.07	$(1.63)

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2020
	(unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$235,018	$8,304
Receivables from brokers, dealers, and clearing agencies	69,996	96,132
Due from related parties	773	466
Other receivables	4,723	46,625
Investments - trading	237,541	307,852
Other investments, at fair value	9,693	14,864
Receivables under resale agreements	5,504,667	7,500,002
Investment in equity method affiliates	4,556	3,799
Goodwill	109	7,992
Right-of-use asset - operating leases	6,583	7,155
Other assets	3,023	8,433
Total assets	$6,076,682	$8,001,624

Liabilities
Payables to brokers, dealers, and clearing agencies	$121,458	$241,261
Accounts payable and other liabilities	227,022	20,295
Accrued compensation	7,402	4,046
Trading securities sold, not yet purchased	66,156	77,947
Securities sold under agreements to repurchase	5,524,758	7,534,443
Deferred income taxes	1,329	1,339
Operating lease liability	7,091	7,693
Redeemable Financial Instruments	16,878	16,983
Debt	64,209	48,861
Total liabilities	6,036,303	7,952,868

Temporary Equity
Redeemable noncontrolling interest
Equity
Voting nonconvertible preferred stock	27	27
Common stock	12	12
Additional paid-in capital	68,669	68,714
Accumulated other comprehensive loss	(925)	(915)
Accumulated deficit	(36,782)	(34,519)
Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	-	-
Total stockholders' equity	31,001	33,319
Noncontrolling interest	9,378	15,437
Total equity	40,379	48,756
Total liabilities and equity	$6,076,682	$8,001,624

Non-GAAP Measures

Adjusted net income (loss) and adjusted net income (loss) per diluted share

Adjusted net income (loss) is not a financial measure recognized by GAAP. Adjusted net income (loss) represents net income (loss), computed in accordance with GAAP, excluding impairment of goodwill and the noncontrolling interest share of the equity method loss from Cohen & Company’s sponsored special purpose acquisition corporation, Insurance Acquisition Corp. (Nasdaq: INSU). Impairment of goodwill has been excluded from adjusted net income (loss) because it is a non-recurring, non-cash item. The noncontrolling interest share of the equity method loss from INSU has been excluded from adjusted net income (loss) as it represents the portion of the equity method loss that is not owned by the Company. Adjusted net income (loss) per diluted share is calculated, by dividing adjusted net income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted net income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted net income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted net income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted net income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted net income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Adjusted net income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com

215-701-8952

investorrelations@cohenandcompany.com